LIMITED POWER OF ATTORNEY

BE IT KNOWN, that I, M. Christine Jacobs, the undersigned, do hereby grant a limited power of attorney to Lynn Rogers, Assistant Secretary of Theragenics Corporation®, as my attorney-in-fact.

My attorney-in-fact shall have the full power and authority to undertake and perform the following on my behalf:

1.     Sign and file reports on Securities and Exchange Commission Forms 3, 4, 5 and 144 with the Securities and Exchange Commission, the New York Stock Exchange, the National Association of Securities Dealers, or other financial exchanges as appropriate.

2.     Perform other reporting tasks as necessary in the filing of the aforementioned forms.

The attorney-in-fact agrees to accept this appointment subject to its terms, and agrees to act in said fiduciary capacity consistent with my best interest, as he, in his discretion, deems advisable. I agree to indemnify and hold harmless the attorney-in-fact from any liability whatsoever due to his failure to carry out or timely perform on my behalf the duties listed above.

This Power of Attorney may be revoked by me or the attorney-in-fact at any time, provided any person relying on this Power of Attorney shall have full rights to accept the authority of my attorney-in-fact until receipt of actual notice of revocation.

Dated this 8th day of August 2002.

/s/ M. Christine Jacobs

M. Christine Jacobs

Signed in the presence of:

/s/ Tracy M. Culver
witness

/s/ Bruce W. Smith
witness

Sworn and subscribed before me this 8th day of August 2002.

/s/ Lisa A. Rassel
Notary Public, Georgia
Hall County
Commission Expires January 14, 2008

(Seal Affixed)